================================================================================
   As filed with the Securities and Exchange Commission on ________________.

                                            Registration Number: 33-____________

                    SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM S-8
           REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933.

                         P.D.C. Innovative Industries, Inc.
           (Exact name of registrant as specified in its charter)


                    Nevada                                    65-0789306
        (State or other jurisdiction of                   (I.R.S. Employer
Identification Code incorporation or organization)            Number)


PDC Innovative Industries, Inc.                 Sandra Sowers, President
3701 NW 126th Avenue                            3701 NW 126th Avenue
Corporate Park, Bay 5                           Corporate Park, Bay 5
Coral Springs, FL  33065                        Coral Springs, FL  33065
(954) 341-0092                                  (954) 341-0092
(Address, including zip code                    (Address, including zip code,
and telephone number, including                 telephone number, including area
area code of Registrants principal              code of agent for service)
offices and principal place of
Business)

                   Consulting Agreement with Feingold & Kam
                           (Full title of Plan)

Copies to:
David J. Feingold, Esq.                        Richard Seay, Esq.
Feingold & Kam                                     Law Office of Richard Seay
3300 PGA Boulevard                             524 S. Andrews
Suite 410.                                     Suite 200 North
Palm Beach Gardens, FL 33410                   Ft. Lauderdale, FL  33301


                     CALCULATION OF REGISTRATION FEE*
--------------------------------------------------------------------------------
Title of
Each Class of                               Proposed Maximum
Securities to      Amount of     Offering   Aggregate Offering  Amount of
be Registered      Shares        Per Unit   Price               Registration Fee
--------------------------------------------------------------------------------
Common Stock,
 par value-$.001   50,000         $.30       $15,000             $3.00
--------------------------------------------------------------------------------



--------------------
*Pursuant to the provisions of S.E.C. Rule 16, the Registrant is registering such additional Securities as may be issuable pursuant to applicable anti-dilutive obligations of the Registrant with reference to the securities registered.

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

                                 PART II

           INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3            Incorporation of Documents by Reference

         The following documents, which have been filed by PDC Innovative Industries, Inc. (the "Registrant") with the Securities and Exchange Commission, are incorporated herein by reference:

a)      N/A                                                           .
           -----------------------------------------------------------
b)      N/A
           -----------------------------------------------------------

c)      N/A                                                            .
           -----------------------------------------------------------

         All documents files by the Registrant with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c) and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which de-registers all securities then remaining unsold shall, except to the extent otherwise provided by any rule promulgated by the Securities and Exchange Commission, be deemed incorporated by reference in this Registration statement and to be part hereof from the date of filing such document.

Item 4            Description of Securities

         These securities are being issued to David Feingold, Esq. of the law firm of Feingold & Kam to pay for that firm to represent the company in Federal litigation in the State of Colorado. The shares are issued to pay for attorney's fees incurred in said litigation based on an hourly rate of $250 per hour. It is expected that as future services are provided, additional shares may be issued.

         The Registrant is authorized to issue 100,000,000 shares of Common Stock, with a par value of $0.001. Immediately prior to this offering 93,693,927 shares of Common Stock were outstanding and held of record by approximately 157 persons. The holders of Common Stock have one vote per share on all matters (including election of directors) without provision for cumulative voting. Thus, holders of more than fifty percent (50%) of the shares voting for the election of directors can elect all of the directors, if they choose to do so. The Common Stock is not redeemable and has no conversion or pre-emptive rights. The Common Stock currently outstanding is (and the Shares being used pursuant to this prospectus will be) validly issued, fully paid and non-assessable. In the event of liquidation of the Registrant, the holders of Common Stock will share equally in any balance of the Registrant's assets available for distribution to them after satisfaction of creditors and the holders of the Registrant's senior securities. The Registrant may pay dividends, in cash or in securities or other property when and declared by the board of directors from funds legally available therefor, but has paid no cash dividends on its Common Stock.


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

Item 5            Interests of Named Experts and Counsel

         Richard Seay, Esquire, the Registrant's General Counsel, owns 203,750 shares of the Registrant's common stock for which he paid $4,075.00. Richard Seay is the attorney providing the legal opinion required by the Registration Statement.

Item 6            Indemnification of Directors

         In accordance with General Corporation Laws of the State of Neavada which were in effect at the time of Registrant was incorporated, the Registrant's Board of Directors adopted by resolution, as further set forth in the Registrant's by laws, provisions relative to indemnification of its Officers and Directors against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with the defense of any proceeding or threatened proceeding to which such person was or is a party, or is threatened to be made a party by reason of the fact that such person was or is an officer or director, provided that, (i) such director or officer acted in good faith or in manner reasonably believed by him to be in the best interests of the corporation to procure a judgment in its favor. In the latter case, the power to indemnify extends to expenses actually or reasonably incurred in connection with the defense or settlement of any proceeding if such person (i) acted in good faith, and (ii) in the manner such officer and director believed to be in the best interests of the corporation and with such care, including reasonable inquiry, as an ordinary prudent person would use under similar circumstances. No indemnification will be made in respect of any claim, issue or matter, as to which such person shall have been adjudged liable for negligence or misconduct in the performance of his duty to corporation unless, and only to extent that, the court in which such action or suit was brought shall determine upon an application of that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnify for such expenses which the court shall deem proper. Otherwise, indemnification for an officer and director meeting the applicable standards of conduct is determined by a majority of the disinterested directors or shareholders or upon application by the corporation, such officer or director or his attorney, to the court in which such proceeding was pending. Notwithstanding the foregoing, The Registrant is contemplating amending its indemnification of officers and directors to allow the Registrant to utilize the broader indemnification now allowed under the Delaware Corporation Act.

         The Securities & Exchange Commission is of the opinion that indemnification of the Registrant's officers or directors for the matters involving violation of securities laws is against public policy and that agreements therefor are consequently unenforceable.


Item 7            Exemption From Registration Claimed

         Not applicable.


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

Item 8            Exhibits

4.       Constituent Documents:

         .1     Original Articles of Incorporation*
         .11    1st Amendment to Articles of Incorporation*
         .12    2nd Amendment to Articles of Incorporation*
         .2     Original Bylaws*
         .21    Current Bylaws, as amended.*

        5.1     Opinion of Rick Seay, Esq. at page 6.

---------------
* Filed with the Registrant's Current Report on Form 10K and Exhibits appended thereto, as amended, Securities and Exchange Commission


Item 9            Undertakings

(a)      Rule 415 offering.

1.       The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information;

(2) That, for the purpose of determining any liability under Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(3) To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.


(b) Filings incorporating subsequent Exchange Act documents by reference.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 ( and, where applicable, each filing of the employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.


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

(c) Filings of registration statement on Form S-8.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrants of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, in the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.




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

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant hereby certifies that it meets all of the requirements for filing of Form S-8A and has duly caused this Registration Statement to be signed on its behalf by the undersigned in the City of Coral Springs, State of Florida on October ____, 2001.

                                         By: /s/ Harold Harris
                                             ----------------------------------
                                             Harold Harris
                                             Chief Executive Officer




Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Date:   October 24, 2001


                                         By: /s/ Sandra Sowers
                                             ----------------------------------
                                             Sandra Sowers, President & Director


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